PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA  15212-5851
Phone: (412) 442-8200
Fax:  (412) 442-8290
                                                                                                                                                                    Exhibit 99.1
Release date: July 30, 2015	Contact: Steven F. Nicola
Chief Financial Officer
412-442-8262

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2015 THIRD QUARTER
•	REVENUES INCREASED 30% TO $364.8 MILLION
•	ADJUSTED EARNINGS OF $0.88 PER SHARE; GAAP EARNINGS OF $0.70 PER SHARE
•	COMPANY REAFFIRMS EARNINGS TARGET FOR FISCAL 2015
•	AURORA ACQUISITION EXPECTED TO CLOSE IN FISCAL 2015 FOURTH QUARTER
•	INTEGRATION OF SCHAWK, INC. ("SGK") REMAINS ON TRACK

PITTSBURGH, PA, JULY 30, 2015 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and nine months ended June 30, 2015.

Net income attributable to the Company for the quarter ended June 30, 2015 was $23.1 million, or $0.70 per share.  On a non-GAAP adjusted basis, earnings for the fiscal 2015 third quarter were $0.88 per share (a reconciliation of non-GAAP financial information is provided in the table below).  The Company's consolidated sales for the quarter ended June 30, 2015 were $364.8 million, compared to $280.0 million a year ago, representing an increase of 30.3%.

The increase in consolidated sales for the current quarter compared to a year ago resulted primarily from the acquisition of Schawk, Inc. ("SGK"), which was completed in July 2014, and sales growth in the Company's Industrial segment.  Changes in foreign currency exchange rates had an unfavorable impact of $16.6 million on the Company's consolidated sales for the fiscal 2015 third quarter and $0.03 per share on earnings per share compared to the same quarter a year ago.

Net income attributable to the Company for the third fiscal quarter last year was $19.0 million, or $0.69 per share.  On a non-GAAP adjusted basis, earnings for the third fiscal quarter last year were $0.88 per share.  Earnings for the third fiscal quarter last year included the benefit of a significant merchandising display project for the SGK Brand Solutions segment and a significant waste incineration project for the Memorialization segment.

Matthews International Corporation                                                                                                                                              2 of 7  July 30, 2015

Non-GAAP adjustments for the fiscal 2015 third quarter included costs in connection with the pending acquisition of Aurora Casket Company and the integration of SGK.  Non-GAAP adjustments also reflected a gain on the early buyout of an installment payment obligation in connection with a previous SGK pension settlement and a loss in connection with a theft of funds identified during the quarter (see below).  Non-GAAP adjustments a year ago included costs in connection with the SGK acquisition, the Company's strategic initiatives and litigation in the Memorialization segment.

Net income attributable to the Company for the nine months ended June 30, 2015 was $46.5 million, or $1.40 per share.  On a non-GAAP adjusted basis, earnings for the first nine months of fiscal 2015 were $2.10 per share.  Net income attributable to the Company for the comparable year-to-date period last year was $37.8 million, or $1.37 per share.  On a non-GAAP adjusted basis, earnings for the same period a year ago were $1.91 per share.  The increase in earnings per share on a non-GAAP adjusted basis primarily reflected the impact of the acquisition of SGK and the Company's consolidated sales growth.

The Company's consolidated sales for the nine months ended June 30, 2015 were $1.1 billion, compared to $756.8 million a year ago, representing an increase of approximately 40%.  Higher sales for the current period resulted from the acquisition of SGK and sales growth in several of the Company's business segments.  Changes in foreign currency exchange rates had an unfavorable impact of $39.1 million on the Company's current year-to-date consolidated sales compared to a year ago, with an unfavorable earnings impact of $0.07 per share.

Non-GAAP adjustments for the nine months ended June 30, 2015 reflected costs in connection with the integration of the SGK acquisition, including the write-off of certain intangible assets, costs in connection with the pending acquisition of Aurora Casket Company and a net gain on the settlement of a litigation matter in the Memorialization segment.  Non-GAAP adjustments for the current period also reflected a gain on the early buyout of an installment payment obligation in connection with a previous SGK pension settlement, an increase in intangible amortization expense as a result of the SGK acquisition, a loss in connection with a theft of funds identified during the fiscal 2015 third quarter, and costs in connection with the Company's strategic initiatives.  Non-GAAP adjustments a year ago included costs in connection with the SGK acquisition, the Company's strategic initiatives and litigation in the Memorialization segment.

Beginning October 1, 2014, the Company realigned its operations into three reporting segments, SGK Brand Solutions, Memorialization, and Industrial. The SGK Brand Solutions segment is comprised of the graphics imaging business, including Schawk, and the merchandising solutions operations.  The Memorialization segment is comprised of the Company's cemetery products, funeral home products and cremation operations.  The Industrial segment is comprised of the Company's marking and automation products and fulfillment systems.

Matthews International Corporation                                                                                                                 3 of 7  July 30, 2015

Prior period financial information has been revised to reflect adjustments in connection with a theft of funds identified during the fiscal 2015 third quarter (see below).

Sales for the SGK Brand Solutions segment were $205.1 million for the quarter ended June 30, 2015, compared to $116.3 million for the same quarter a year ago, primarily resulting from incremental sales from the acquisition of SGK.  This increase was partially offset by a decline in merchandising sales as the prior period included the benefit of a significant display project.  Changes in foreign currency exchange rates had an unfavorable impact of $12.6 million on the segment's current quarter sales compared to a year ago.

The Industrial segment reported sales of $34.1 million for the quarter ended June 30, 2015, compared to $25.7 million for the same quarter last year.  The increase primarily resulted from higher sales of warehouse control systems and increased unit volume of marking products.

Memorialization segment sales for the fiscal 2015 third quarter were $125.6 million, compared to $137.9 million for the same quarter a year ago.  Sales of memorial products and U.S. cremation equipment increased during the current quarter, compared to a year ago.  Third fiscal quarter sales last year included the benefit of a significant waste incineration project in Saudi Arabia.

In discussing the Company's results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

"The Company's operating results for the fiscal 2015 third quarter were in line with our internal expectations.  We achieved these results despite the challenges created by the decline in foreign currency rates (principally the Euro), which we estimate had a negative earnings impact of $0.03 for the current quarter ($0.07 per share year-to-date) compared to a year ago.

"Demand for the products and services of our Industrial segment remains strong, particularly in the U.S. market for our warehouse control and other marking products.  This segment continues to benefit from its recent product development efforts and acquisitions over the past several years.  Costs related to the segment's research and development projects increased approximately $0.02 per share from the same quarter a year ago.

"The SGK Brand Solutions segment also performed well for the quarter.  Steady performance in our European businesses combined with the benefits achieved from synergies and other cost reduction actions helped mitigate some of the challenges from unfavorable currency changes.  In addition, the prior period results included the benefit of a significant merchandising display project.  Further, the integration of SGK continues to progress well and we remain on track to achieve our stated cost synergy objectives."

Matthews International Corporation                                                                                                                 4 of 7  July 30, 2015

"The year-over-year comparability of the results of our Memorialization segment were impacted by a significant waste incineration project included in last year's results.  During the quarter, we reported higher operating results from our memorial product sales and our backlog for cremation equipment orders in North America remained solid.

"With our operating performance through June 30, 2015 and current expectations for the fiscal 2015 fourth quarter, we remain on track to achieve our earnings target for the fiscal year."

Mr. Bartolacci further stated, "Several weeks ago, we announced an agreement for the acquisition of Aurora Casket Company.  This transaction, which is subject to regulatory approval, is anticipated to close in our fiscal quarter ending September 30, 2015."

*     *     *     *     *

During the recent quarter, the Company identified a theft of funds from the Company by an employee that had occurred over a multi-year period through May 2015.  The cumulative amount of the loss has been determined to be approximately $14.8 million.  The amount of loss in any prior period was not material to any prior period financial statements; however, because of the significance of the cumulative out-of-period adjustment to the fiscal 2015 third quarter, the prior period financial information has been revised.  The Company expects to recover the loss, primarily through insurance and recovery of assets, and is working with law enforcement agencies.  The Company's Board of Directors, through its Audit Committee, immediately initiated an independent investigation of this matter and retained independent legal counsel and accounting support to assist with the investigation.  No members of management have been identified as participants to this incident.  This matter has been determined to constitute a material weakness in internal controls as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  In response to this assessment, the Company has taken immediate action and implemented changes to the design of the controls.

Matthews International Corporation                                                                                                                 5 of 7  July 30, 2015

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a provider principally of brand solutions, memorialization products and industrial automation solutions. Brand solutions include graphics imaging products and services, and merchandising solutions. Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries. Industrial automation solutions include marking products and fulfillment systems. The Company's products and services include brand development, deployment and delivery (consisting of brand management, printing plates and cylinders, pre-media services and imaging services for consumer packaged goods and retail customers, merchandising display systems, and marketing and design services); cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products, cremation equipment and cremation-related products; mausoleums; marking and coding equipment and consumables, and industrial automation products and order fulfillment systems for identifying, tracking, picking, and conveying various consumer and industrial products.

Any forward-looking statements contained in this release are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to be materially different from management's expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company's results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company's control.

Matthews International Corporation                                                                                                                 6 of 7  July 30, 2015

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014 (1)	2015 (1)	2014 (1)
Sales	$364,752	$279,983	$1,057,730	$756,765
Cost of sales	(229,316)	(175,753)	(669,929)	(480,977)
Gross profit	135,436	104,230	387,801	275,788
Selling and administrative expenses	(108,031)	(72,400)	(315,536)	(208,736)
Operating profit	27,405	31,830	72,265	67,052
Other income (deductions), net	5,054	(3,228)	(7,665)	(9,330)
Income before income taxes	32,459	28,602	64,600	57,722
Income taxes	(9,245)	(9,185)	(18,314)	(19,616)
Net Income	23,214	19,417	46,286	38,106
Non-Controlling Interests	(74)	(376)	189	(286)
Net Income attributable to Matthews	$23,140	$19,041	$46,475	$37,820
Earnings per Share – Diluted	$0.70	$0.69	$1.40	$1.37
Earnings per Share – non-GAAP (2)	$0.88	$0.88	$2.10	$1.91

(1)	Prior period amounts have been revised to reflect adjustments in connection with a theft of funds identified during the fiscal 2015 third quarter.

(2)	See the reconciliation of non-GAAP financial information provided in the table belowr.

Matthews International Corporation                                                                                                                 7 of 7  July 30, 2015

The Company periodically provides information derived from consolidated financial data which is not presented in the consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles ("GAAP").  Certain of this information are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules.  The Company believes that this information provides management and investors with a useful measure of the Company's operating results on a comparable basis.  These non-GAAP financial measures are supplemental to the Company's GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION (Unaudited)
	Three Months Ended June 30,		Nine MonthsEnded June 30,
	2015	2014 (1)	2015 (1)	2014 (1)
Earnings per share, as reported	$0.70	$0.69	$1.40	$1.37
Acquisition-related items	0.27	0.08	0.57	0.20
Intangible asset write-offs	-	-	0.10	-
Litigation matter	-	0.02	(0.18)	0.04
Strategic initiatives and other charges	0.01	0.04	0.03	0.12
Pension settlement	(0.24)	-	(0.24)	-
Theft loss	0.01	0.01	0.05	0.03
Pension and postretirement expense (2)	0.03	0.02	0.09	0.07
Intangible amortization expense	0.10	0.02	0.28	0.08
Earnings per share, as adjusted	$0.88	$0.88	$2.10	$1.91

Note:  All per-share amounts are net of tax.
(1)	Prior period amounts have been revised to reflect adjustments in connection with a theft of funds identified during the fiscal 2015 third quarter.
(2)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs.  Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses.  The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits.  The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates.  Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans.